EXHIBIT 99.1

Real Industry Completes Reorganization Under Chapter 11

Changes Name to Elah Holdings, Inc.

Well positioned to execute acquisition business strategy with strong cash balance and zero debt

BEACHWOOD, OHIO, May 9, 2018 – ReaI Industry, Inc. (the “Company”) today announced its emergence from bankruptcy proceedings. The Company has met all requirements for the completion of its plan of reorganization under Chapter 11 of the Bankruptcy Code, as amended and approved by the United States Bankruptcy Court for the District of Delaware (the “Plan”).  The effective date of the Plan is May 9, 2018.

In connection with the Plan, the Company adopted new organizational documents, and changed its name to Elah Holdings, Inc.

Key features of the Plan include:

•	The common stock of the Company has been recapitalized, with 2.5 million shares of capital stock authorized
•

210/RELY Partners, LP (“210 Partners”), Goldman Sachs BDC, Inc., Goldman Sachs Private Middle Market Credit LLC and Goldman Sachs Middle Market Lending Corp. acquired newly issued common stock for an aggregate purchase price of $17.5 million, totaling approximately 49% of the Company, with a portion of the proceeds used to repay the Company’s debtor-in-possession (DIP) financing in full

•

The holder of the Company’s Series B Preferred Stock received $2.0 million in cash consideration plus newly issued common stock, totaling 31% of the Company, in exchange for the cancellation of its Series B Preferred Stock

•

Each holder of Real Industry common stock is receiving one share of common stock for each of its 200 shares before the effective date, and in the aggregate, the common stockholders are collectively receiving 20% of the new common stock

•	The new Board of Directors of the Company includes Robert Alpert, C. Clark Webb, Brian Laibow, Douglas Tabor and Randy Brown

The Company will seek to generate long term shareholder value through the continuation of its strategy of seeking profitable acquisitions and generate increased free cash flow from the utilization of its tax assets.

The Company’s subsidiary, Real Alloy Holding, Inc., expects to emerge from its Chapter 11 proceedings in the second quarter of 2018 at which time the Company will abandon its equity interests in this subsidiary.

Management Comments

C. Clark Webb,  the Company’s new Chairman of the Board,  stated, “We are pleased that the Company has emerged from these proceedings, and we look forward to working with the Company’s management team to create long-term shareholder value.”

Additional Information on the Chapter 11 Proceedings

Court filings and other information related to the court-supervised proceedings are available at a website administered by the Company’s claims agent, Prime Clerk, at https://cases.primeclerk.com/realindustry.

Cautionary Note Regarding Forward-Looking Statements

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This release contains forward-looking statements, which are based on our current expectations, estimates, and projections about the businesses and prospects of the Company and our subsidiaries (“we” or “us”), as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Forward-looking statements discuss, among other matters: our financial and operational results, as well as our expectations for future financial trends and performance of our business in future periods; our strategy; risks and uncertainties associated with Real Alloy’s, and the completion of its Chapter 11 proceedings;; the trading of common stock; Real Alloy’s ability to close its sale and the timing thereof; negotiations with the holders of Real Alloy’s senior secured notes, its asset-based facility lender, and its trade and other unsecured creditors; risks and uncertainties with performing under the terms of Real Alloy’s DIP financing arrangements and any other arrangement with lenders or creditors while in the Chapter 11 proceedings;  Real Alloy’s ability to pay any amounts under key employee incentive or retention plans adopted in connection with the Chapter 11 proceedings; Real Alloy’s ability to conduct business as usual in the United States and worldwide, as well its ability to continue to serve customers, suppliers and other business partners at the high level of service and performance they have come to expect from Real Alloy; our ability to fund ongoing business operations through the proceeds of the stock sale;  the ability to predict and control costs during and following the Chapter 11 proceedings; the risk that Real Alloy’s Chapter 11 proceedings may be converted to cases under Chapter 7 of the Bankruptcy Code; the ability of the Company to preserve and utilize its tax net operating losses (NOLs) following the Chapter 11 proceedings; the Company’s ability to secure and preserve operating capital; the Company’s ability to execute on its strategic plan to evaluate and close potential M&A opportunities; our long-term outlook; our preparation for future market conditions; and any statements or assumptions underlying any of the foregoing. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such differences include, but are not limited to, the decisions of the bankruptcy court; negotiations with Real Alloy’s debtholders, our creditors and any committee approved by the bankruptcy court; Real Alloy’s ability to meet the closing conditions of its sale, including obtaining third party approvals; the Company’s ability to meet the closing conditions of its equity investment or post-emergence credit facilities; changes in our cash needs as compared to our historical operations or our planned reductions in operating expense; adverse litigation; changes in domestic and international demand for recycled aluminum; the cyclical nature and general health of the aluminum industry and related industries; commodity and scrap price fluctuations and our ability to enter into effective commodity derivatives or arrangements to effectively manage our exposure to such commodity price fluctuations; inventory risks, commodity price risks, and energy risks associated with Real Alloy’s buy/sell business model; the impact of tariffs and trade regulations on our operations; the impact of the recently approved U.S. tax legislation and any other changes in U.S. or non-U.S. tax laws on our operations or the value of our NOLs; our ability to successfully identify, acquire and integrate companies and businesses that perform and meet expectations after completion of such acquisitions; our ability to achieve future profitability; our ability to control operating costs and other expenses; that general economic conditions may be worse than expected; that competition may increase significantly; changes in laws or government regulations or policies affecting our current business operations and/or our legacy businesses, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Real Industry, Inc.’s Forms 10-K filed with

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the Securities and Exchange Commission (“SEC”) on April 5, 2018, and similar disclosures in subsequent reports filed with the SEC.

Contact

Elah Holdings, Inc.

Kyle Ross

(805)  435-1255